Exhibit (j)




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 33-37928 on Form N-1A of our report dated August 16, 2007, relating to the financial statements and financial highlights of Stratus Fund, Inc., including Growth Portfolio and Government Securities Portfolio, appearing in the Annual Report on Form N-CSR of Stratus Fund, Inc. for the year ended June 30, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Lincoln, Nebraska
October 29, 2007